Exhibit 99.1

[NORTHWESTERN CORPORATION LOGO]                                     NEWS RELEASE


Contacts:


Claudia Rapkoch
406.497.2841
claudia.rapkoch@northwestern.com

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            NorthWestern Corporation Announces Finance Group Changes
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Sioux Falls, S.D. - June 9, 2004 - NorthWestern Corporation (OTC Pink Sheets:
NTHWQ) today announced several management changes associated with the Company's decision to combine the Audit and Controls function with the Finance group. These changes will be effective July 1, 2004 according to Gary Drook, President and Chief Executive Officer and Brian Bird, Chief Financial Officer.

  o George Boyles has been named Internal Audit and Controls Officer. In this new position, Boyles will direct the Company's internal audit function and have direct responsibility for operation of the Company's control processes including monitoring of Sarbanes-Oxley and Enterprise Risk Management processes. He also will maintain oversight for the Company's accounts payable function. Boyles, a Certified Management Accountant, will report to Bird and have direct involvement with the Audit Committee of NorthWestern's Board of Directors. Previously, Boyles was Director of Accounting Operations. Before joining NorthWestern last year, the West Virginia native spent 26 years at Allegheny Energy. He holds a bachelor's and master's degree in Business Administration from West Virginia University in Morgantown. He and his wife, Kay, have a grown daughter and reside in Sioux Falls.

  o Kendall Kliewer has been named Controller and will have responsibility for NorthWestern's internal and external accounting operations, including compliance with regulatory accounting policies and reporting. He will continue to report to Bird. Previously, Kliewer was Chief Accountant, a position he has held


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      since joining NorthWestern in November 2002. Prior to joining
      NorthWestern, he was a Senior Manager with KPMG LLP in Lincoln, Nebraska where he gained extensive experience auditing and consulting clients with public reporting requirements. Kliewer graduated from the University of Nebraska, Lincoln with a Bachelor of Science degree in Accounting. He and his wife, Cheryl, have two young daughters and reside in Sioux Falls.

  o Paul Evans has joined NorthWestern as Treasurer, reporting to Bird. Evans is filling a vacant position and will head all of the Company's treasury functions including capital procurement, cash management, credit and will handle the Company's banking relationships. Evans, a Certified Public Accountant, previously was a consultant to NorthWestern. Evans has a significant financial background in the energy industry including working most recently for Duke Energy North America. Evans spent three years in the U.S. Army before graduating from Stephen F. Austin College in Nacogdoches, Texas with a Bachelor of Science degree in Business Administration/Accounting. He holds a Master of International Management from Thunderbird, The Garvin School of International Management in Glendale, Arizona. He and his wife, Jennifer, reside in Sioux Falls with their young son.

   In addition, Drook announced that Maurice Worsfold has been named Vice President of Information Development until he leaves the Company at year-end 2004. Worsfold will continue development of a centralized information repository for NorthWestern to provide information and technical support to permit monitoring of internal controls and financial reporting. In addition, he will assist in the transition of the Company's audit and controls and strategic planning activities. He continues to report to Drook.

   "Maurice has played an important role in substantially improving NorthWestern's internal control structure which has prepared the Company to meet Sarbanes-Oxley requirements," said Drook. "I am asking Maurice to complete the development of the information repository and its implementation with the Company's Business Warehouse. Once completed, this group will report to the Information Technology function."


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   About NorthWestern
   NorthWestern Corporation is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 608,000 customers in Montana, South Dakota and Nebraska. For more information about NorthWestern visit www.northwestern.com


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